Filed Pursuant to Rule 424(b)(7)
Registration No. 333-229912

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Common Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Shares, no par value	124,461	$86.39(3)	$10,752,185.79	$1,303.17

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities issuable in connection with any stock split, stock dividend, or similar transaction with respect to the common shares being registered pursuant to this registration statement.

(2)

Calculated in accordance with Rule 457(a) and Rule 457(r) under the Securities Act. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3 (File No. 333-229912) in accordance with Rule 457(r) under the Securities Act.

(3)

This estimate is made pursuant to Rule 457(c) of the Securities Act, solely for purposes of calculating the registration fee.  The Proposed Maximum Offering Price Per Common Share is the average of the high and low prices for the registrant's common shares as reported on The Nasdaq Global Select Market on July 25, 2019.

PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(7)
(To Prospectus dated February 27, 2019)	Registration No. 333-229912

NOVANTA INC.
124,461 Common Shares

This prospectus supplement No. 1 supplements, updates and amends the prospectus dated February 27, 2019 (as amended, the “prospectus”), to provide for the resale by the selling shareholder named herein of up to 124,461 common shares, no par value per share (“Common Shares”), of Novanta Inc. that may be offered and sold from time to time by the selling shareholder.

You should read this prospectus supplement No. 1 in conjunction with the prospectus. This prospectus supplement No. 1 is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements thereto. This prospectus supplement No. 1 is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement No. 1 supersedes information contained in the prospectus.

The selling shareholder named herein acquired these Common Shares from us in connection with our acquisition of ARGES GmbH, which was completed on July 31, 2019.

We are not selling any Common Shares under this prospectus supplement, and we will not receive any of the proceeds from the sale of Common Shares by the selling shareholder. The selling shareholder (which term as used herein includes their respective transferees or other successors in interest) may sell the Common Shares described in this prospectus supplement through public or private transactions at market prices prevailing at the time of sale or at negotiated prices, as described in the prospectus under “Plan of Distribution.”

Our Common Shares are listed on The Nasdaq Global Select Market under the symbol “NOVT”. On July 30, 2019, the last reported sales price of our Common Shares on The Nasdaq Global Select Market was $87.58 per share.

INVESTING IN OUR COMMON SHARES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 3 OF THE PROSPECTUS CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON SHARES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 31, 2019.

The following sentence is hereby added to the section entitled “Use of Proceeds” in the prospectus:

We will not receive any proceeds from the sale of up to 124,461 Common Shares by the selling shareholder.

The following section, entitled “Selling Shareholder,” is hereby added to the prospectus:

SELLING SHAREHOLDER

Up to 124,461 Common Shares are being offered by the selling shareholder for resale for the account of the selling shareholder pursuant to this prospectus supplement. We are not selling any shares of our Common Shares under this prospectus supplement, and we will not receive any of the proceeds from the sale of shares by the selling shareholder.

The shares being offered were issued to the selling shareholder as partial consideration paid in connection with our acquisition of ARGES GmbH, which was completed on July 31, 2019. The selling shareholder may from time to time offer and sell pursuant to this prospectus any or all of the Common Shares being registered.

We are registering the Common Shares being offered hereby pursuant to our obligations to do so under a Share Purchase Agreement (the “Share Purchase Agreement”), dated as of June 21, 2019, by and among the Company, ARGES GmbH, the selling shareholder and others.  In the Share Purchase Agreement, we agreed to pay all fees and expenses incurred in connection with this registration, but not any selling expenses of the selling shareholder (including any broker’s fees or selling commissions).

The table below sets forth certain information known to us, based upon written representations from the selling shareholder, with respect to the beneficial ownership of our Common Shares held by the selling shareholder as of July 31, 2019, the date on which the acquisition of ARGES GmbH was completed. Because the selling shareholder may sell, transfer or otherwise dispose of all, some or none of the Common Shares covered by this prospectus, we cannot determine the number of shares that will be sold, transferred or otherwise disposed of by the selling shareholder, or the amount or percentage of Common Shares that will be held by the selling shareholder upon termination of any particular offering. See “Plan of Distribution” in the Prospectus. For purposes of the table below, we assume that the selling shareholder will sell all of the Common Shares covered by this prospectus.

In the table below, the percentage of shares beneficially owned is based on 35,116,040 shares of our Common Shares outstanding as of July 31, 2019 immediately after the issuance of shares to the selling shareholder, determined in accordance with Rule 13d-3 under the Exchange Act. Under such rule, beneficial ownership includes any shares over which the selling shareholder has sole or shared voting power or investment power and also any shares that the selling shareholder has the right to acquire within 60 days of such date through the exercise of any options, warrants or other rights. Except as otherwise indicated, we believe that the selling shareholder has sole voting and investment power with respect to all Common Shares shown as beneficially owned by them. The beneficial ownership information presented in this table is not necessarily indicative of beneficial ownership for any other purpose.

	Prior to the Offering			After the Offering
Name of Selling Shareholder	Number of Common Shares Beneficially Owned	Percent of Common Shares Outstanding(l)	Number of Common Shares Being Registered for Resale(2)	Number of Common Shares Beneficially Owned(3)	Percent of Common Shares Outstanding
Guggenmos Holding GmbH	124,461	*	124,461	0	35,116,040

* Less than 1%.

(1)	Based on 35,116,040 Common Shares outstanding as of July 31, 2019 (including the 124,461 shares issued to the selling shareholder in connection with the acquisition of ARGES GmbH).
(2)

Represents the number of shares of Common Shares being offered hereby on behalf of the selling shareholder, which may be less than the total number of shares beneficially owned by such selling shareholder.

(3)

Assumes that the selling shareholder disposes of all of the Common Shares covered by this prospectus and does not acquire beneficial ownership of any additional Common Shares. The registration of these shares does not necessarily mean that the selling shareholder will sell all or any portion of the shares covered by this prospectus.

The following is hereby added to the section entitled “Plan of Distribution” in the prospectus:

PLAN OF DISTRIBUTION

The selling shareholder may, from time to time in one or more transactions on one or more exchanges, in the over-the-counter market or any other organized market where our Common Shares may be traded, sell any or all of its Common Shares offered hereby through broker-dealers or agents, directly to one or more purchasers or through a combination of any such methods of sale. The selling shareholder may distribute the Common Shares offered hereby from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed and which may be higher or lower than market prices;
•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.

The selling shareholder may use one or more of the following methods when selling the shares offered hereby:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	one or more block trades in which the broker-dealer will attempt to sell such shares as agent or principal of all of such shares held by the selling shareholder;
•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	agreements between broker-dealers and the selling shareholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

If the selling shareholder effects such transactions by selling Common Shares offered hereby to or through broker-dealers or agents, such broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholder or commissions from purchasers of the Common Shares offered hereby for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Common Shares offered hereby or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Shares offered hereby in the course of hedging in positions they assume.

The selling shareholder may also sell Common Shares offered hereby short and deliver Common Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholder may also loan or pledge Common Shares offered hereby to broker-dealers that in turn may sell such shares.

The selling shareholder may pledge or grant a security interest in some or all of the Common Shares offered hereby and owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such Common Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the “Securities Act”), amending, if necessary, the list of selling shareholder to include the pledgee, transferee or other successors in interest as selling shareholder under this prospectus. The selling shareholder also may transfer and donate the Common Shares offered hereby in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholder and any broker-dealer participating in the distribution of the Common Shares offered hereby may be deemed to be an “underwriter” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

At the time a particular offering of the Common Shares offered hereby is made, a prospectus supplement, if required, will be distributed, which will set forth the names of the selling shareholder, the aggregate amount of Common Shares being offered and the terms of the offering, including, to the extent required, the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

The aggregate proceeds to the selling shareholder from the sale of Common Shares offered by it hereby will be the purchase price of the Common Shares less discounts and commissions, if any. The selling shareholder reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

Under the securities laws of some states, the Common Shares offered hereby may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Common Shares offered hereby may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling shareholder will sell any or all of the Common Shares registered pursuant to the registration statement of which this prospectus forms a part. Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, a selling shareholder may transfer, devise or gift Common Shares by other means not described in this prospectus.

The selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Common Shares offered hereby by the selling shareholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Common Shares offered hereby to engage in market-making activities with respect to the Common Shares offered hereby. All of the foregoing may affect the marketability of the Common Shares offered hereby and the ability of any person or entity to engage in market-making activities with respect to the Common Shares offered hereby.

We have agreed to pay all fees and expenses incurred in connection with this registration pursuant to the Share Purchase Agreement; provided, however, that we will not be responsible for any legal fees or selling expenses for any selling shareholder, including any broker’s fees or commissions, if any. We have agreed to indemnify the selling shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, or the selling shareholder may be entitled to contribution. As permitted by applicable law, we may be indemnified by the selling shareholder against civil liabilities, including liabilities under the Securities Act, that may arise from written information furnished to us by the selling shareholder specifically for use in the registration statement of which this prospectus forms a part, or we may be entitled to contribution. As permitted by applicable law, the selling shareholder may indemnify any broker-dealer that participates in transactions involving the sale of Common Shares against certain liabilities, including liabilities under the Securities Act.

Subject to certain terms and conditions of the Share Purchase Agreement, we may restrict or suspend offers and sales or other dispositions of the Common Shares under the registration statement of which this prospectus forms a part. In the event of such restriction or suspension, the selling shareholder will not be able to offer or sell or otherwise dispose of the Common Shares under the registration statement.

Once sold under the registration statement of which this prospectus forms a part, the Common Shares offered hereby will be freely tradable in the hands of persons other than our affiliates.

The following sentence is hereby added to the section entitled “Legal Matters” in the prospectus:

LEGAL MATTERS

       The validity of the Common Shares being offered hereby will be passed upon by Stewart McKelvey, New Brunswick, Canada.

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